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                SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549


                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


        Date of Earliest Event Reported: December 3, 1997


                   NEW ENGLAND ELECTRIC SYSTEM

        (exact name of registrant as specified in charter)



Massachusetts             1-3446             04-1663060
(state or other          (Commission        (I.R.S. Employer
jurisdiction of           File No.)         Identification No.)
incorporation)

       25 Research Drive, Westborough, Massachusetts 01582

            (Address of principal executive offices)

                         (508) 389-2000

      (Registrant's telephone number, including area code)
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Item 5.  Other Events
---------------------

     On December 3, 1997, New England Electric System (NEES) purchased the 50 percent interest in AllEnergy Marketing Company, LLC (AllEnergy) previously owned by a subsidiary of Eastern Enterprises for approximately $5.4 million. With this purchase, AllEnergy becomes a wholly-owned indirect subsidiary of NEES. AllEnergy is an energy marketing company which offers energy commodities (electricity, gas, propane and oil) and related value-added services to customers in the emerging competitive energy markets in New England, New York and New Jersey.

     NEES expects that the execution of AllEnergy's business plan will negatively impact 1998 earnings by approximately $10 million, after taxes. The above statement may be considered a forward looking statement as defined under the securities laws. Actual results may differ materially. Some factors that may influence actual results include: the highly competitive nature of the energy marketing business, the pace of deregulation in energy markets, growth in AllEnergy's business, and price volatility of energy commodities.
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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                              NEW ENGLAND ELECTRIC SYSTEM

                                  s/Alfred D. Houston

                              By
                                  Alfred D. Houston
                                  Executive Vice President and
                                  Chief Financial Officer


Date: December 4, 1997










The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.